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Exhibit 10.14

Anacor Pharmaceuticals, Inc.

Change of Control Agreement for Lucy Shapiro, Ph.D.

        In the event of a Change of Control of Anacor Pharmaceuticals, Inc. (the "Company"), all restricted stock and stock options granted to you by the Company and held by you shall immediately vest as of the date immediately prior to the effective date of the Change of Control transaction. For purposes of this Agreement, a "Change of Control" shall mean a sale of all or substantially all of the Company's assets or of equity securities representing more than 50% of the total voting power of the Company, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction. For purposes of clarification, an equity financing in which the investors are primarily venture capital or other financial investors will not be a Change of Control, even if equity securities representing greater than 50% of the total voting power of the Company are sold.

        You shall be entitled to receive the acceleration benefit to the extent of the maximum after-tax benefit to you, after taking into account any excise tax that may be imposed upon the benefit that is characterized as an "excess parachute payment" under applicable law. You are advised to consult with your own tax or financial advisor to understand the possible financial and tax implications as a result of receiving any such benefits.

AGREED AND ACCEPTED:
/s/ LUCY SHAPIRO Lucy Shapiro, Ph.D.	10/25/06 Date
ANACOR PHARMACEUTICALS, INC.
/s/ DAVID PERRY David Perry Chief Executive Officer	10/24/06 Date

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Anacor Pharmaceuticals, Inc. Change of Control Agreement for Lucy Shapiro, Ph.D.